UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒                    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

LaBRANCHE & CO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LABRANCHE & CO INC.

33 Whitehall Street

New York, New York 10004

April 8, 2009

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held on Tuesday, May 19, 2009 at 9:00 a.m., Eastern Standard Time, at the Down Town Association, 60 Pine Street, New York, New York 10005.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. This year, you are being asked to (1) elect two Class I directors and (2) ratify our appointment of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

At the meeting, our Board of Directors will be pleased to report on our affairs, and a discussion period will be provided for questions and comments of general interest to stockholders.

We are pleased to take advantage of the e-proxy rules of the Securities and Exchange Commission that allows companies to furnish proxy materials to stockholders via the Internet. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, on or about April 8, 2009, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2008 via the Internet and how to vote online (www.proxyvote.com). The Notice of Internet Availability of Proxy Materials and this proxy statement also contain instructions on how to receive a paper copy of the proxy materials.

Whether you receive the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the proxy statement, the proxy card, our Annual Report and any amendments to the foregoing materials that are required to be furnished to stockholders are available for you to review online at www.proxyvote.com.

We look forward to greeting personally those of you who will be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. You have the option to vote and submit your proxy by the Internet or by phone in accordance with the instructions set forth on your proxy card or by completing and returning the enclosed proxy card in the postage prepaid envelope provided. Submitting your proxy by either Internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting.

Thank you for your cooperation.

Very truly yours,

GEORGE M.L. LABRANCHE, IV

Chairman, Chief Executive Officer and President

LABRANCHE & CO INC.

33 Whitehall Street

New York, New York 10004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LaBranche & Co Inc. will be held on Tuesday, May 19, 2009 at 9:00 a.m., Eastern Standard Time, at the Down Town Association, 60 Pine Street, New York, New York 10005 for the following purposes:

(1) To elect two Class I directors, to serve for a term of three years;

(2) To ratify our appointment of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 20, 2009 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of the stockholders of record as of March 20, 2009 will be available for inspection at the Annual Meeting. Additional information regarding the matters to be acted on in the Annual Meeting is included in the accompanying Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to vote by any of the three methods below:

(1) By Internet: go to www.proxyvote.com—have your proxy card available when you access the web site and follow the instructions to obtain your records and vote;

(2) By phone: call 1-800-690-6903 (toll-free); or

(3) By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other stockholder of record, please follow the voting instructions that you receive from the stockholder of record entitled to vote your shares. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors

STEPHEN H. GRAY Secretary

New York, New York

April 8, 2009

LABRANCHE & CO INC.

33 Whitehall Street

New York, New York 10004

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement, which was first mailed to stockholders on or about April 8, 2009, is furnished to the holders of the common stock, par value $.01 per share, of LaBranche & Co Inc. in connection with the solicitation by our Board of Directors of proxies for use at the 2009 Annual Meeting of Stockholders, or at any adjournment thereof (the “Annual Meeting”), pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, May 19, 2009 at 9:00 a.m., Eastern Standard Time, at the Down Town Association, 60 Pine Street, New York, New York 10005.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS:

Pursuant to the e-proxy rules of the Securities and Exchange Commission, we are furnishing our proxy materials to stockholders of record via the Internet. Accordingly, in compliance with this e-proxy process, on or about April 8, 2009, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2008 via the Internet and how to vote online (www.proxyvote.com). If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would like to receive a printed or electronic copy of the proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice and on the website (www.proxyvote.com).

You have the option to vote and submit your proxy by the Internet. If you have Internet access, we encourage you to record your vote by the Internet. When you vote by the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote by the Internet, please vote by telephone or by completing and returning the enclosed proxy card in the postage prepaid envelope provided. Submitting your proxy by either Internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting.

It is proposed that at the Annual Meeting our stockholders (i) elect two Class I directors to serve for a term of three years and (ii) ratify our appointment of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

Proxies for use at the Annual Meeting are being solicited by and on behalf of our Board of Directors primarily through the use of the mails. We have retained Morrow & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies and will pay Morrow & Co., Inc. a fee of approximately $4,500 for its services. In addition, our officers, directors, employees and other agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

VOTING INSTRUCTIONS AND INFORMATION

Who can vote at the Annual Meeting?

You may vote your shares at the Annual Meeting only if you were a stockholder of record at the close of business on March 20, 2009. On that date, 58,266,390 shares of our common stock were outstanding and we had no other class of equity securities issued and outstanding. Subject to the voting limitations described below under What are the voting and ownership limitations?, you are entitled to one vote for each share of common stock you own for each matter to be voted on at the Annual Meeting. The number of shares you own (and may vote) is listed on the proxy card.

What proposals will be voted on at the meeting?

There are two proposals to be considered and voted on at the meeting:

•	To elect two Class I directors to hold office until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified; and

•	To ratify the selection of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors.

•	“FOR” ratification of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

Who is a stockholder of record?

During the ten days prior to the Annual Meeting, a list of the stockholders of record as of March 20, 2009 will be available for inspection as described below under How can I view the stockholders list?

•	If you hold our common stock that is registered in your name on our records of maintained by our transfer agent, BNY Mellon Investor Services, you are a stockholder of record; or

•	If you hold our common stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in “street name.”

How can I view the stockholders list?

A list of the stockholders of record as of March 20, 2009 will be available for inspection during ordinary business hours at our offices located at LaBranche & Co Inc., 33 Whitehall Street, New York, NY 10004, for ten days prior to the Annual Meeting, as well as at the Annual Meeting. To make arrangements to review the list prior to the Annual Meeting, stockholders should contact our Secretary at (212) 820-6280. In accordance with our security procedures, all persons requesting to inspect the stockholder list, either at our offices or at the location of the Annual Meeting, must wear proper attire and present an acceptable form of photo identification, such as a passport or driver’s license.

How do I vote?

You may submit your proxy with voting instructions in one of four ways:

•

By Internet. The web address and instructions for Internet voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting is available 24 hours a day. If you choose to vote by Internet, then you do not need to return the proxy card. To be valid, your vote by Internet must be received by 11:59 p.m., New York time, on May 18, 2009.

•

By Telephone. The toll-free number for telephone voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 p.m., New York time, on May 18, 2009.

•

By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 11:59 p.m., New York time, on May 18, 2009.

•	At the Annual Meeting. You can vote your shares in person at the Annual Meeting. (See What do I need to do to attend the Annual Meeting? below).

You may contact our solicitation agent, Morrow & Co., Inc. (telephone: (800) 662-5200 or (203) 658-9400; email: Labranche.info@morrowco.com) with any questions.

What do I need to do to attend the Annual Meeting?

You may also attend the Annual Meeting and vote your shares in person by ballot. If you plan to attend the Annual Meeting in person you will need to bring proof of your ownership of our common stock as of the close of business on March 20, 2009.

If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on March 20, 2009. Alternatively, in order to vote at the meeting, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

In accordance with our security procedures, all persons attending the Annual Meeting must wear proper attire and present an acceptable form of photo identification.

How can I revoke my proxy or substitute a new proxy or change my vote?

Attending the Annual Meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail. You can revoke your proxy or substitute a new proxy at any time before your proxy is voted at the Annual Meeting as described below.

For a Proxy Submitted by Internet or Telephone:

•	Subsequently submitting in a timely manner a new proxy through the Internet or by telephone; or

•	Executing and mailing a later-dated proxy card that is received by us prior to 11:59 p.m., New York time, on May 18, 2009; or

•	Voting in person at the Annual Meeting.

For a Proxy Submitted by Mail:

•	Subsequently executing and mailing another proxy card bearing a later date; or

•	Giving written notice of revocation to our Secretary at 33 Whitehall Street, New York, NY 10004 that is received by us prior to 11:59 p.m., New York time, on May 18, 2009; or

•	Voting in person at the Annual Meeting.

If I submit a proxy by Internet, touch-tone telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of our Class I director nominees, and FOR the ratification of the appointment of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm for our fiscal year ending December 31, 2009, and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” through a U.S. financial intermediary and do not provide voting instructions, can my broker still vote my shares?

Under NYSE member rules, a member broker (i.e., a member of the New York Stock Exchange) who holds shares in street name for customers (other than our LaBranche Financial Services, Inc. subsidiary) generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. Therefore, if your broker holds shares in your name and delivers this proxy statement to you, the broker is entitled to vote your shares for the election of directors and the ratification of the appointment of our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, certain member brokers, such as our LaBranche Financial Services, LLC subsidiary will only vote uninstructed shares in the same proportion as the instructions received from all other stockholders. These procedures will not apply to stockholders who hold their shares through non-U.S. financial intermediaries.

How many votes are required to transact business at the Annual Meeting?

A majority of all outstanding shares entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies returned by brokerage firms for which no voting instructions have been received from beneficial owners. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment or postponement of the Annual Meeting, unless a new record date is set).

How are votes counted?

Election of Directors

Under our by-laws, the affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, each of the directorships to be filled at the Annual Meeting will be filled by the nominee receiving the highest number of votes. In the election of each director, votes may be cast in favor of, against or withheld with respect to each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for either nominee will not be counted as a vote for such nominee.

Ratification of our appointment of Rothstein, Kass & Company, P.C. as our Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify our appointment of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm for the year ending December 31, 2009. An abstention from voting on this matter will be treated as “present” for purposes of determining the presence or absence of a quorum, but it will have the practical effect of a vote against this proposal because the abstention results in one less vote for such proposal. Broker non-votes are not treated as a “vote” for or against the ratification of Rothstein, Kass & Company, P.C., and thus will not have any impact on the outcome of the vote on this proposal

Who pays for the expenses of this proxy solicitation?

We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies on behalf of the Board through regular and electronic mail, telephone, fax and personal contact. Morrow & Co., Inc. has been retained to assist in soliciting proxies at a fee of approximately $4,500, plus distribution costs and other expenses. Directors, officers and employees of the Company will receive no additional compensation for soliciting proxies.

Where can I find more information about LaBranche & Co Inc.?

We are required to file annual, quarterly and current reports, proxy statements and other reports with the Securities and Exchange Commission (the “SEC”). Copies of these filings are available through our Internet website at www.labranche.com and on the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, without charge to any stockholder upon written or oral request to our Investor Relations Department, at 33 Whitehall Street, New York, NY 10004, or contacting our Investor Hotline, at (212) 820-0437, or our Investor E-mail, at ivandewoude@labranche.com.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN

STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of March 20, 2009 regarding the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each of our directors and nominees for director; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation” below); and (iv) all our directors and executive officers as a group.

All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is: c/o LaBranche & Co Inc., 33 Whitehall Street, New York, New York 10004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent such options are exercisable or convertible within 60 days after March 20, 2009, are treated as outstanding for purposes of computing the percentage ownership of the person holding such securities, but are not treated as outstanding for purposes of computing the percentage of any other person.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
George M.L. (Michael) LaBranche, IV (2)	4,201,094	7.2%
Alfred O. Hayward, Jr. (3)	1,619,675	2.8%
Katherine Elizabeth Dietze	26,501	*
Donald E. Kiernan	48,745	*
Stuart M. Robbins (4)	32,541	*
William J. Burke, III	632,669	1.1%
Jeffrey A. McCutcheon	18,347	*
Stephen H. Gray	9,981	*
All executive officers and directors as a group (8 persons) (5)	6,589,553	11.2%
Horizon Asset Management, Inc. (6) 470 Park Avenue South 4th Floor South New York, NY 10016	3,417,678	5.9%
Kinetics Asset Management, Inc. (7) 470 Park Avenue South 4th Floor South New York, NY 10016	5,750,467	9.9%
Barclays Global Investors, NA (8) 400 Howard Street San Francisco, CA 94105	4,913,068	8.5%
Dimensional Fund Advisors LP (9) 1299 Ocean Avenue Santa Monica, CA 90401	3,008,576	5.2%

*Less than 1%

(1)

Each of our managing directors at the time of our initial public offering in August 1999 entered into a stockholders’ agreement pursuant to which he or she agreed to vote his or her shares as determined by a majority of Messrs. LaBranche, Hayward and James G. Gallagher, our former director and executive officer who retired in January 2003. Messrs. LaBranche, Hayward and Gallagher beneficially own an aggregate of 5,820,769 shares of common stock, constituting approximately 9.9% of the outstanding shares of our common stock. As a result of the stockholders’ agreement, Messrs. LaBranche, Hayward and Gallagher, acting together as a group, may be deemed to beneficially own an aggregate of approximately 9,586,159 shares of common stock (including the 5,820,769 shares beneficially owned by them individually), constituting approximately 16.3% of the outstanding shares of our common stock. Each of Messrs. LaBranche, Hayward and Gallagher disclaims beneficial ownership of any and all shares of our common stock held by any person or entity other than him.

(2)	Includes 1,400,000 shares of common stock held by Mr. LaBranche’s wife. Also includes options to purchase 700,000 shares of our common stock which are exercisable within 60 days.

(3)	Includes options to purchase 130,000 shares of our common stock which are exercisable within 60 days.

(4)	Includes 5,000 shares held by The Robbins Family LLC, a trust for the benefit of Mr. Robbins and his family.

(5)	Includes options to purchase 830,000 shares of our common stock which are exercisable within 60 days.

(6)	As reported on a Schedule 13G filed on February 18, 2009.

(7)	As reported on a Schedule 13G filed on February 17, 2009.

(8)	As reported on a Schedule 13G filed on February 5, 2009. The Schedule 13G was filed by: (a) Barclays Global Investors, NA (b) Barclays Global Fund Advisors, (c) Barclays Global Investors, Ltd., (d) Barclays Global Investors Australia Limited, (e) Barclays Global Investors Canada Limited, (f) Barclays Global Investors (Deutschland) AG, and (g) Barclays Global Investors Japan Limited. According to the Schedule 13G, of the total 4,913,068 shares, (a) Barclays Global Investors, NA has sole voting power with respect to 1,850,870 shares and sole dispositive power with respect to 2,218,839 shares, (b) Barclays Global Fund Advisors has sole voting power with respect to 2,056,517 shares and sole dispositive power with respect to 2,656,899 shares and (c) Barclays Global Investors, Ltd. has sole voting power with respect to 3,195 shares and sole dispositive power with respect to 37,330 shares.

(9)	As reported on a Schedule 13G/A filed on February 9, 2009. According to the Schedule 13G/A, Dimensional Fund Advisors LP (“Dimensional”), is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 (the “Funds”). In the Schedule 13G/A, Dimensional provides that, in its role as investment advisor or manager, Dimensional possesses investment and/or voting power over our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional states in its Schedule 13G/A that the shares reported are owned by the Funds, and Dimensional disclaims beneficial ownership of those shares.

PROPOSAL NO. 1—ELECTION OF CLASS I DIRECTORS

Two Class I directors are to be elected at the Annual Meeting. Our Board of Directors has been classified pursuant to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). In accordance with the provisions of the Certificate of Incorporation, our directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting our entire Board of Directors. Currently, our Class I directors will serve until this Annual Meeting, our Class II directors will serve until the 2010 annual meeting of our stockholders and our Class III directors will serve until the 2011 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the directors whose terms expire at that annual meeting are elected for a three-year term. The Annual Meeting will be our tenth annual meeting since our initial public offering in August 1999.

Michael LaBranche and Alfred O. Hayward, Jr. currently serve as Class I directors for a term expiring at the Annual Meeting or at a special meeting in lieu thereof; Katherine Elizabeth Dietze and Donald E. Kiernan currently serve as Class II directors for a term expiring at the 2010 annual meeting or at a special meeting in lieu thereof and Stuart M. Robbins currently serve as Class III director for a term expiring at the 2011 annual meeting of our stockholders or at a special meeting in lieu thereof. Messrs. LaBranche and Hayward have been recommended by our Nominating & Corporate Governance Committee for election as Class I directors. Based on this recommendation, our Board of Directors has nominated Messrs. LaBranche and Hayward for election as Class I directors at the Annual Meeting. If either Mr. LaBranche or Hayward becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by our Board of Directors to replace the nominee or to fill the vacancy. Each of Mr. LaBranche and Hayward has consented to be named and has indicated his intent to serve if elected. Our Board of Directors has no reason to believe that either Mr. LaBranche or Mr. Hayward will be unable to serve or that any vacancy on the Board of Directors will occur.

The following information, as of April 8, 2009, is provided with respect to the nominees for Class I director:

Nominee	Age	Year First Became Director	Principal Occupation During Past Five Years
Michael LaBranche	53	1999	Mr. LaBranche has been our Chairman, Chief Executive Officer and President since our initial public offering in August 1999. Mr. LaBranche has served as Chairman of the Management Committee of LaBranche & Co. LLC since 1996, as a member of the Management Committee of LaBranche & Co. LLC since 1988.

Alfred O. Hayward, Jr.	61	1999	Mr. Hayward has been our Executive Vice President and a member of our Board of Directors since our initial public offering in August 1999. In November 2003, Mr. Hayward became Chief Executive Officer of our LaBranche & Co. LLC subsidiary. Mr. Hayward has been a specialist with LaBranche & Co. LLC since 1983 and has served as a member of the Management Committee of LaBranche & Co. LLC since 1994. He currently sits on the NYSE Arbitration Panel and is involved with NYSE education programs. Mr. Hayward currently serves as Secretary/Treasurer of the Buttonwood Foundation and has also served as the Chairman of the NYSE’s Allocation Committee.

VOTE REQUIRED

The two nominees receiving the highest number of affirmative votes will be elected as Class I directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for each nominee in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for either of the nominees will not be counted as a vote for such nominee.

OUR BOARD OF DIRECTORS DEEMS THE ELECTION OF BOTH THE NOMINEES AS CLASS I DIRECTORS TO BE IN OUR AND OUR STOCKHOLDERS’ BEST INTERESTS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors currently consists of five members, a majority of whom have been determined to be “non-management” and “independent” within the meaning of the listing standards of the NYSE. Our Board has determined, upon recommendation from our Nominating & Corporate Governance Committee, that Katherine Elizabeth Dietze, Donald E. Kiernan and Stuart M. Robbins have no direct or indirect material relationship with us other than in their capacity as directors, and thus are “non-management” and “independent” directors in accordance with NYSE rules and under the SEC’s audit committee independence standards. Three of our five directors, therefore, are “non-management” or “independent” directors. In making these determinations, the Board applied the standards set forth in our Amended and Restated Corporate Governance Guidelines, which state that a prospective board member will not be deemed “non-management” and “independent” if, within the preceding three years:

•	he or she was employed by us or a member of his or her immediate family was one of our officers;

•

he or she (or his or her immediate family member) received direct compensation from us (other than compensation for service as a director, or compensation related to a pension or deferred compensation plan) of more than $100,000/year;

•

he or she was affiliated with, or was employed by, our internal or external auditor or a member of his or her immediate family was affiliated with, or employed in a professional capacity by, our internal or external auditor;

•	he or she (or his or her immediate family member) was part of a compensation committee interlock involving one of our executive officers (or his or her immediate family member);

•

he or she was an executive officer or employee of a company that makes payments to, or receives payments from, us in amounts exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues, or his or her immediate family member was an executive officer of a company that makes payments to, or receives payments from, us in amounts exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

•

he or she is an executive officer or employee of another company who is indebted to us, or to which we are indebted, and the total amount of such indebtedness at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

In addition, a director will not be “non-management” and “independent” if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are more than one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

During 2008, the Board of Directors held five meetings and executed one unanimous written consent in lieu of a meeting. During 2008, all our Directors attended 75% or more of the meetings of the Board and meetings of committees of the Board on which they served. The Board of Directors also regularly held executive sessions of the independent directors. Donald E. Kiernan served as presiding director for these executive sessions in 2008. Mr. Kiernan, the Chair of our Nominating & Corporate Governance Committee, has been designated as presiding director for these executive sessions in 2009. Interested parties may communicate with the presiding director by directing written correspondence to our Secretary at 33 Whitehall Street, New York, New York 10004. The Secretary will forward such communications to the presiding director.

Messrs. LaBranche and Hayward and Robert E. Torray (formerly a Class III director of the Company) attended our 2008 annual meeting of stockholders. We encourage our local directors to attend our 2009 Annual Meeting of Stockholders.

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. Our three independent, non-management directors, Katherine Elizabeth Dietze, Donald E. Kiernan, Stuart M. Robbins and Robert E. Torray, serve on each of these standing committees. As a result, subjects relevant to one Committee’s charter sometimes are discussed during meetings of another Committee.

Audit Committee

Our Audit Committee oversees our financial reporting process and reports the results of its activities to our Board of Directors. Our Audit Committee reviews, acts on and reports to our Board of Directors with respect to various auditing, accounting, financial reporting, internal control, taxation and regulatory compliance matters, and it has the sole authority and direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent registered public accounting firm.

Our Audit Committee is currently composed of Katherine Elizabeth Dietze, Donald E. Kiernan and Stuart M. Robbins. Ms. Dietze currently is the Chair of our Audit Committee. Our Board of Directors has determined that both Ms. Dietze and Mr. Kiernan are the “audit committee financial experts” as defined by Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934. Our Board of Directors has also determined that each of the members of our Audit Committee, including Robert E. Torray, who served on our Audit Committee until October 2008, is independent, or a “non-management director,” within the meaning of applicable laws and the rules and regulations of the NYSE and the SEC.

We currently do not limit the number of audit committees on which our Audit Committee members may sit, and none of our Audit Committee members sits on more than two Audit Committees in addition to ours.

During 2008, our Audit Committee met nine times, including nine executive sessions outside the presence of our management.

A copy of our Third Amended and Restated Audit Committee Charter is available on our website at www.labranche.com and is available in print without charge to any stockholder who requests a copy in writing.

Compensation Committee

The principal responsibilities of our Compensation Committee are to review and approve our goals and objectives with respect to the compensation of our executive officers, evaluate our executive officers’ performance in light of those goals and objectives and set our executive officers’ compensation based on such evaluation, review our overall compensation structure to determine whether we establish appropriate incentives for our executive officers and directors, and make recommendations to our Board of Directors with respect to the structure of our equity and incentive compensation plans and programs.

Our Compensation Committee is composed of Katherine Elizabeth Dietze, Donald E. Kiernan and Stuart M. Robbins. Mr. Robbins currently is the Chair of our Compensation Committee. Our Board of Directors has determined that each member of our Compensation Committee is independent, or a “non-management director,” within the meaning of the applicable laws and rules and regulations of the NYSE and the SEC.

During 2008, our Compensation Committee met six times, including six executive sessions outside the presence of our management, and executed one unanimous written consent in lieu of a meeting.

A copy of our Amended and Restated Compensation Committee Charter is available on our website at www.labranche.com and is available in print without charge to any stockholder who requests a copy in writing.

Nominating & Corporate Governance Committee

Our Nominating & Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors and leads and oversees management in shaping our corporate governance structure in a manner that promotes our and our stockholders’ best interests. Our Nominating & Corporate Governance Committee makes recommendations to our Board of Directors with respect to all corporate governance matters affecting us, annually reviews and assesses the adequacy of our Code of Conduct and Corporate Governance Guidelines and recommends changes to the Board for approval and adoption as necessary or advisable.

Our Nominating & Corporate Governance Committee is composed of Katherine Elizabeth Dietze, Donald E. Kiernan and Stuart M. Robbins. Mr. Kiernan currently is the Chairman of our Nominating & Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating & Corporate Governance Committee is independent, or a “non-management director” within the meaning of the applicable laws and rules and regulations of the NYSE and the SEC.

During 2008, our Nominating & Corporate Governance Committee met two times.

A copy of our Amended and Restated Nominating & Corporate Governance Committee Charter is available on our website at www.labranche.com and is available in print without charge to any stockholder who requests a copy in writing.

Corporate Governance Guidelines

The Board of Directors has adopted our Amended and Restated Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for our corporate governance system and cover such topics as director qualifications and Board composition, director compensation, evaluation of our Chief Executive Officer and director orientation and continuing education. The Nominating & Corporate Governance Committee is responsible for annually reviewing the Guidelines and reporting and recommending to the Board changes to the Guidelines as necessary or advisable. In October 2008, following a review of the Corporate Governance Guidelines by the Nominating & Corporate Governance Committee, the committee recommended no material changes to our Corporate Governance Guidelines, other than changes to contact information. We will post on our website any amendments to or waivers of the provisions of our Corporate Governance Guidelines applicable to any of our directors and executive officers. A copy of our Amended and Restated Corporate Governance Guidelines is available on our website at www.labranche.com and is available in print without charge to any stockholder who requests a copy in writing.

Code of Conduct

We have adopted an Amended and Restated Code of Conduct (the “Code of Conduct”) designed to help directors, officers and employees resolve ethical issues that arise in the conduct of their duties. Our Code of Conduct applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Corporate Controller and any other employee performing similar functions. Our Code of Conduct covers such topics as conflicts of interest, insider trading, full, fair, accurate, timely and understandable disclosure in our public filings and communications, compliance with applicable governmental laws, rules and regulations, accountability for adherence to our Code of Conduct and the prompt internal reporting of violations of our Code of Conduct. In October 2008, following a review of the Code of Conduct by the Nominating & Corporate Governance Committee, the committee recommended no material changes to our Code of Conduct, other than changes to contact information. A copy of our Amended and Restated Code of Conduct is available on our website at www.labranche.com and is available in print without charge to any stockholder who requests a copy in writing.

We will post on our website any amendments to or waivers of the provisions of our Code of Conduct applicable to any of our directors and executive officers. We also have an anonymous Whistleblower Policy, which has been made a part of, and is incorporated by reference into, our Code of Conduct. The Whistleblower Policy is available to all our employees to report any perceived noncompliance with our Corporate Governance Guidelines or Code of Conduct or any federal, state or self-regulatory organization statutes, rules and regulations.

Director Nomination Process

Our Nominating & Corporate Governance Committee is responsible for recommending to our Board of Directors nominees for election as Directors. In selecting nominees, and when considering the Board and its committees, each as a whole, our Nominating & Corporate Governance Committee seeks to maintain a balance of business experience and interpersonal skills, thereby maximizing the effectiveness of the Board and each of its committees. In assessing a candidate’s qualifications, our Nominating & Corporate Governance Committee considers such factors as the following:

•	whether the candidate has demonstrated broad business judgment and leadership;

•	management experience at a senior policy-making level in one or more functional areas of a major public company;

•	familiarity with relevant regulatory issues or specific industry knowledge;

•	business creativity and vision;

•	a demonstrable personal commitment to our and our stockholders’ interests;

•	ability and desire to invest time and effort on a consistent basis;

•	awareness of, and perspective on, relevant current business issues;

•	diversity of relevant experience, expertise, age, race and gender;

•	prior participation in board and committee deliberations; and

•	absence of an over-commitment to other business activities or the requirements of boards of other companies.

Our Nominating & Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet to be recommended to the Board, but instead believes that each candidate must be evaluated on his or her individual merits, taking into account our needs as a company and the needs of our stockholders. Members of the Nominating & Corporate Governance Committee, under the leadership of the committee’s Chair, discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Our Nominating & Corporate Governance Committee also will consider qualified candidates submitted by our stockholders. Stockholders can suggest qualified candidates for our Board by writing to our Secretary at LaBranche & Co Inc., 33 Whitehall Street, New York, NY 10004. Submissions will be forwarded to the Chair of our Nominating & Corporate Governance Committee for further review and consideration.

Communications with our Board

Any stockholder who wishes to contact our Board of Directors or an individual member of our Board should direct written correspondence to our Secretary at LaBranche & Co Inc., 33 Whitehall Street, New York, NY 10004. The Secretary will forward such communications to our Board or the specified individual Board member to whom the communication is directed.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has been an employee of ours. None of our executive officers serves as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

Name	Age	Position
Michael LaBranche	53	Chairman, Chief Executive Officer and President
Alfred O. Hayward, Jr.	61	Director and Executive Vice President; Chief Executive Officer of LaBranche & Co. LLC
Katherine Elizabeth Dietze	51	Director
Donald E. Kiernan	68	Director
Stuart M. Robbins	64	Director
William J. Burke, III	54	Chief Operating Officer
Jeffrey A. McCutcheon	44	Senior Vice President and Chief Financial Officer
Stephen H. Gray	38	General Counsel and Corporate Secretary

Michael LaBranche has been our Chairman, Chief Executive Officer and President since our initial public offering in August 1999. Mr. LaBranche has served as Chairman of the Management Committee of LaBranche & Co. LLC since 1996, as a member of the Management Committee of LaBranche & Co. LLC since 1988.

Alfred O. Hayward, Jr. has been our Executive Vice President and a member of our Board of Directors since our initial public offering in August 1999. In November 2003, Mr. Hayward became Chief Executive Officer of our LaBranche & Co. LLC subsidiary. Mr. Hayward has been a specialist with LaBranche & Co. LLC since 1983 and has served as a member of the Management Committee of LaBranche & Co. LLC since 1994. He currently sits on the NYSE Arbitration Panel and is involved with NYSE education programs. Mr. Hayward currently serves as Secretary/Treasurer of the Buttonwood Foundation and has also served as the Chairman of the NYSE’s Allocation Committee.

Katherine Elizabeth Dietze has been a member of our board of directors since January 2007. Ms. Dietze spent over 20 years in the financial services industry prior to her retirement in 2005. From 2003 to 2005, Ms. Dietze was Global Chief Operating Officer for Credit Suisse First Boston. From 1996 to 2003, she was a Managing Director in Credit Suisse First Boston’s Telecommunications Group. Prior to that, Ms. Dietze was a Managing Director and Co-Head of the Telecommunications Group in Salomon Brothers Inc’s Investment Banking Division. Ms. Dietze began her career at Merrill Lynch Money Markets after which she moved to Salomon Brothers Inc to work on money market products and later became a member of the Debt Capital Markets Group. Ms. Dietze is currently Senior Advancement Advisor for Brown University in New York City.

Donald E. Kiernan has been a member of our Board of Directors since March 2003. Mr. Kiernan was Senior Executive Vice President and Chief Financial Officer of SBC Communications Inc. from October 1993 until his retirement in August 2001. From 1990 to October 1993, he served as Vice President of Finance for SBC Communications Inc. Mr. Kiernan is a Certified Public Accountant and was a partner of Arthur Young & Company and its successor firm, Ernst & Young LLP. Mr. Kiernan also serves on the boards of directors of Seagate Technologies and Health Management Associates, Inc.

Stuart M. Robbins has been a member of our Board of Directors since January 2007. Mr. Robbins spent 33 years in the investment banking industry prior to his retirement in 2000. From 1994 to 2000, Mr. Robbins served as Managing Director of Global Equities and as a member of the Board of Directors of Donaldson, Lufkin & Jenrette. From 1987 to 1994, he was Managing Director and Director of Research for DLJ. While at DLJ, he was also Chair of DLJ International (Equities), Chair of Autranet and a member of DLJ’s Executive Committee. Mr. Robbins also represented DLJ, as a Director of First Call, one of Wall Street’s leading information providers. Since 2000, Mr. Robbins has participated in various business, consulting and charitable activities, including services as Chair of the Board of Directors of SoundView Technology Group, an independent research provider specializing in technology research, from 2002 to 2004, leading up to its merger with Charles Schwab.

Mr. Robbins also served as a Director of Archipelago Holdings, a leading electronic securities exchange, from its initial public offering through its merger with the New York Stock Exchange in March 2006. Before 1987, Mr. Robbins was a research analyst and retail industry specialist and was designated an Institutional Investor All Star analyst for 10 consecutive years.

William J. Burke, III has been our Chief Operating Officer since April 2006. From January 2003 to April 2006, Mr. Burke served as the Chief Executive Officer of our LaBranche Financial Services, Inc. subsidiary and served as our Corporate Secretary from August 1999 to April 2006. Mr. Burke also served as the director of business development and director of risk management of our LaBranche & Co. LLC subsidiary from October 1999 to January 2003. From 1991 to 1996, Mr. Burke was the managing partner of W.J. Burke & Co. LLC, a registered market-maker on the NYSE, and was a sole-proprietor specialist on the NYSE from 1989 to 1991. Prior to 1989, Mr. Burke was a vice president of Salomon Brothers. Mr. Burke is a director of the Kenyon Review, a journal of culture and literature.

Jeffrey A. McCutcheon has been our Senior Vice President and Chief Financial Officer since April 2006. Mr. McCutcheon served as LaBranche’s Director of Taxes and Special Projects from September 2002 to January 2005. He has been the chairman of the Company’s Sarbanes-Oxley Act steering committee since January 2003. From May 1995 to January 2002, Mr. McCutcheon was the General Manager of Taxation at DaimlerChrysler N.A, and from April 1992 to May 1995, he was a Financial Reporting Manager at Mercedes-Benz USA. From 1986 to April 1992, Mr. McCutcheon was an auditor with the public accounting firm Crowe Horwath, LLP. Mr. McCutcheon is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Wall Street Tax Association and the Financial Executives International.

Stephen H. Gray has been our General Counsel since May 2004 and has been our Corporate Secretary since April 2006. From May 2004 to April 2006, Mr. Gray was our Assistant Corporate Secretary. From June 1998 to May 2004, Mr. Gray was a corporate and securities attorney at the law firm Fulbright & Jaworski L.L.P. in New York, New York, specializing in securities offerings, mergers and acquisitions and general corporate reporting for public and private companies, including LaBranche & Co Inc. since April 2000. From January 1996 to June 1998, he was a corporate and securities attorney at the law firm Brock, Silverstein & McAuliffe, LLC, in New York, New York.

There are no family relationships among any of our directors and executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives and Procedures

The Compensation Committee oversees the design, development and implementation of our compensation program for our Chief Executive Officer, our Chief Financial Officer and our three other named executives and for all of our other employees. We believe that compensation should be directly tied to our success in achieving a long-term increase in the value of our stockholders’ investment. Our compensation program is designed to be competitive and thereby attract, retain and reward capable employees who contribute to the attainment of this goal, as well as underscore the importance of integrity and adherence to sound principles of corporate governance. It is also our policy that compensation must fairly reflect our financial performance and the performance of the individual. We evaluate our executive officers based on their impact on our financial performance, commitment to regulatory compliance, leadership qualities, length of service and dedication to the enhancement of stockholder value. The Compensation Committee meets in connection with the setting of salaries of our named executive officers and the determination of mid-year and year-end bonuses and other compensation-related matters, including, without limitation, approving grants of share-based compensation under our Equity Incentive Plan. It also meets at the request of senior management in order to consider compensation issues brought to the Committee’s attention.

We rely heavily on the industry experience, knowledge, skills, integrity and leadership of our management team and key employees. The main elements of compensation, discussed in more detail in “—Compensation Components and Decisions Regarding 2008 Compensation” include:

•	Base salary;

•	Cash bonuses, payable mid-year and at year end based on our performance and an assessment of the individual’s contributions; and

•

Equity incentive compensation in the form of restricted stock units (“RSUs”) that may or may not be granted in a particular year. The award of RSUs is contingent on the individual’s performance and also takes into consideration the person’s then-current equity ownership. RSUs are subject to vesting schedules that require continued employment on each vesting date to obtain the underlying shares.

We have a 401(k) defined contribution plan but no other pension plan or defined benefit plan. We have no long-term performance or other deferred compensation programs. As with our other employees, our named executive officers are reimbursed for certain accountable business expenses and receive no perquisites.

Senior management establishes the salaries, bonuses and equity incentive plan grants, if any, for all employees other than our named executive officers, and the Compensation Committee approves the aggregate amount to be paid to employees other than our named executive officers. Senior management recommends the amount of salaries, bonuses and equity incentive plan grants, if any, for our named executive officers (other than Mr. LaBranche), and our Compensation Committee reviews and makes determinations concerning the recommendations in executive session without the named executive officers present. Mr. LaBranche’s compensation is determined by the Compensation Committee without a recommendation by Mr. LaBranche or management, based solely on an assessment of Mr. LaBranche’s performance by the Compensation Committee. Mr. LaBranche consults with members of the Compensation Committee in determining the amounts of bonuses to recommend for the named executive officers other than himself. Mr. LaBranche attends and participates in the meetings of the Compensation Committee during which goals, performance measures and general targets are discussed, all of which could affect his compensation for the period being discussed, but does not provide the Compensation Committee with any advice or suggestions with respect to the compensation award to him. At times when the Compensation Committee has retained a compensation consultant, Mr. LaBranche has met with the consultant. No compensation consultant was retained in 2008.

Compensation Components and Decisions Regarding 2008 Compensation

The components of our compensation program are set forth below in more detail:

Base Salary. Mr. LaBranche’s annual salary is $750,000, Messrs. Hayward’s and Burke’s salaries are $600,000, Mr. McCutcheon’s salary is $350,000 and Mr. Gray’s salary is $300,000. Our Compensation Committee set these salaries in January 2007 to be more in line with financial services industry salaries, based on the Compensation Committee’s belief that base salaries should comprise a larger part (compared with bonuses) of these individuals’ compensation in light of the changes our business has undergone in recent years, and based on the executives’ years of experience with us, the jobs these individuals perform and the responsibilities we have asked them to assume. The Compensation Committee made no changes to these salaries in 2008.

Annual Bonus. Our Senior Executive Bonus Plan and Annual Incentive Plan are intended to compensate officers for achieving our business objectives and for achieving individual annual performance objectives. Our Senior Executive Bonus Plan provides for cash bonuses and/or equity incentive awards to our named executive officers in the amount of 5% of our “Pre-Tax Income,” as defined below. Our Annual Incentive Plan for our other officers, managing directors and key employees provides for the payment of bonuses to those employees based on the same definition of “Pre-Tax Income” as the Senior Executive Bonus Plan. The maximum amount payable under both plans is an aggregate of 30% of our “Pre-Tax Income.”

Our Senior Executive Bonus Plan and Annual Incentive Plan thus rely on the attainment of prescribed financial goals in setting the compensation of our named executive officers, and include formulas to determine compensation, but the Compensation Committee has discretion to increase or reduce the amounts paid under these bonus formulas. In the event the Compensation Committee increases the bonuses of any of our named executive officers to an amount above the Senior Executive Bonus Plan formula, we would be required to publicly disclose the increase and would lose tax deductibility with respect to any amounts of the bonus exceeding $1,000,000.

The following is a summary of the material terms of the Senior Executive Bonus Plan.

Performance Periods—Our Compensation Committee establishes “performance periods,” which are based on our performance over a whole fiscal year or portions of a fiscal year, and are established within the first 90 days of the year and within the first 25% of any other performance period. Our 2008 performance periods were the first two fiscal quarters of 2008 and the full fiscal year of 2008. The two performance periods for our 2009 fiscal year were set as the first two fiscal quarters of 2009 and the full fiscal year of 2009. These performance periods have been selected in accordance with industry practice and our historical bonus payment schedules of mid-year and year-end.

Participation—The Senior Executive Bonus Plan requires our Compensation Committee to select the participants for each performance period no later than the date the performance period is established. For 2008, the participants in the Senior Executive Bonus Plan were Messrs. LaBranche, Hayward, Burke, McCutcheon and Gray. For 2009, Messrs. LaBranche, Hayward, Burke, McCutcheon and Gray remain the participants in our Senior Executive Bonus Plan.

Bonus Amounts—Bonus payments under our Senior Executive Bonus Plan and Annual Incentive Plan are based on our performance over each applicable performance period. For the full-year performance period, the amount payable is reduced automatically for amounts previously paid under the plan for any prior performance period in the same fiscal year. Under the Senior Executive Bonus Plan, the bonus formula for each of our named executive officers is 5% of our “Pre-Tax Income” which is defined as our net income before taxes for each performance period, excluding (1) amounts expensed as a result of the amortization of equity-based awards granted to any individual at any time, (2) amounts expensed as a result of the amortization of grants of equity-based awards granted in connection with any acquisition, (3) losses related to the impairment of goodwill, other intangible assets, and exchange memberships, (4) any restructuring expenses, (5) gains or losses on the extinguishment of any of our debt, (6) gains on the restructuring of our debt or other liabilities, (7) gains or losses that are the direct result of major casualties or natural disaster, (8) non-cash gains or losses with respect to the shares of NYSE Group stock we received in the NYSE/Archipelago merger and retained following the 2007 merger of NYSE Group, Inc. and Euronext, and (9) any other expenses, losses, income or gains that we separately disclose in public filings and are outside the ordinary course of our business or infrequent events. Our Annual Incentive Plan governs bonuses payable to our other executive officers, managing directors and key employees. As stated above, the aggregate maximum amount payable under our Senior Executive Bonus Plan and Annual Incentive Plan cannot exceed 30% of our Pre-Tax Income for a given performance period.

We historically have reduced the 5% bonus amounts provided for under the Senior Executive Bonus Plan in order to provide room under our Annual Incentive Plan to appropriately compensate our other officers and key employees, to provide continuity of the compensation of our named executive officers in relation to historical compensation, and/or to reinvest our cash in the operations of our business for future periods.

In connection with its 2008 year-end bonus determination, the Compensation Committee considered, among other things, the salary and bonus histories of each of our senior executives, each of our key businesses’ performance during 2008 and substantial increases in our “Pre-Tax Income” (as described more fully below), the fact that we did not suffer the types of write-downs, problems or downturns experienced by other financial services companies in 2008, the fact that we have not received the federal funds that have been taken by other financial services companies, the fact that we have continued to reduce costs by approximately 32% (including the reduction of our outstanding indebtedness in 2008 by more than $265 million), the fact that unrealized gains or losses on our NYX shares are excluded from “Pre-Tax Income” calculation under our incentive plans (because the non-cash losses in the value of NYX shares do not affect our generation of cash) and reductions made to our risk profile while improving cash returns in 2008. The compensation committee also considered that our businesses generated approximately $59.4 million in cash, plus an additional $11.0 million in tax carry-back claims, or approximately $1.15 per share, in 2008, compared with generation of approximately $2.1 million in cash, or approximately, $0.04 per share, in 2007. The Committee also considered our stock price, which continues to be below the Company’s residual value, the impact the value of NYX shares has had on our stock price, and the decline in our stock price resulting from industry reasons unrelated to individual performance. The Compensation Committee also relied on decisions made at the time mid-year bonuses were determined that year-end bonuses should turn in substantial measure on whether we would sustain and increase our first half of 2008 positive net cash operating income. The specific amounts of mid-year and year-end bonuses awarded in 2008 are stated in footnote 1 to the Summary Compensation Table below.

Our 2008 “Pre-Tax Income” calculation under the Senior Executive Bonus Plan was significantly higher than our “Pre-Tax Income” calculation for 2007, and, accordingly, the 5% maximum payment under the Senior Executive Bonus Plan was higher than 2007, as set forth in the table below:

	2008	2007
Pre-tax net (loss)/income (1)	$(118,812,431)	$(522,993,624)
Unrealized non-cash loss on NYX shares	181,405,399	15,758,572
RSU expense	3,860,187	4,430,648
Restructuring expenses	1,156,090	2,235,920
Bonus accrual/expense (1)	92,017,198	28,408,241
Impairment of goodwill and stocklist	—	504,551,706
Loss on extinguishment of Company debt	5,762,977	—
Losses on casualties	—	—
Other items unusual in nature	—	—

Pre-Tax Income as defined	$165,389,420	$32,391,463

Maximum individual 5% award	$8,269,471	$1,619,573

(1)	The amount of pre-tax net (loss)/income does not include bonus accruals made throughout the year based on estimated bonuses that we anticipate paying in connection with the our performance for the year. Thus, bonus accruals are added back to pre-tax (loss)/income in determining “Pre-Tax Income” as defined in the Senior Executive Bonus Plan.

Despite the significant increase in “Pre-Tax Income” in 2008 and the other factors considered by the Compensation Committee, the Compensation Committee reduced the bonuses payable to our named executive officers from the amounts payable under the Senior Executive Bonus Plan because senior management and the Compensation Committee felt it important to, instead, reinvest a portion of the potential bonus proceeds into our market-making and institutional brokerage businesses in the coming year in order to attract talented traders and fund new trading initiatives. Mr. LaBranche’s 2008 bonus compensation was reduced by 49.3% from the amount allowable under the Senior Executive Bonus Plan, and our remaining named executive officers’ 2008 bonuses were reduced by an average of approximately 90.3% from the amounts allowable under the plan. The reduction in Mr. LaBranche’s bonus was significantly less than the reduction of our other named executive officers’ bonuses to reward him for leading us through a period of extensive change in our industry as well as continuing to diversify our business model to lessen our reliance on our traditional businesses, while maintaining a strong capital base. The Compensation Committee reduced Messrs. Hayward and Burke’s bonuses significantly less than Messrs. McCutcheon and Gray due to the higher salary and bonus histories for each of Messrs. Burke and Hayward, the roles Messrs. Burke and Hayward have played in our recent successes, and the period of instability we had experienced during recent years, including before Messrs. McCutcheon and Gray became named executive officers, and the impact of that instability on the compensation paid to Messrs. Burke and Hayward during recent years. In 2007, the Compensation Committee reduced our named executive officers’ 2007 year-end bonuses by an average of approximately 63.1% (5.0% for Mr. LaBranche and an average of 77.2% for the other named executive officers) in order to reinvest cash into our business and to pay appropriate bonuses to our other officers, managing directors and key employees under the Annual Incentive Plan in order to retain them through a period of transition in the markets and our business.

Equity Incentive Plan Grants. The Compensation Committee reviews and approves proposed grants of options and/or restricted stock units under our Equity Incentive Plan, which enables us to grant awards over the life of the plan of up to a total of 7,687,500 shares of our common stock, in order to further align our employees’ interests with the interests of our stockholders. In January of each year, with the advice and assistance of senior management of our subsidiaries, Messrs. LaBranche and Hayward recommend to the Compensation Committee grants of awards to certain key employees. Since 2002, these awards have consisted only of restricted stock units, and not options. The restricted stock units generally vest in installments over a period of three years and the employee must be employed on each vesting date in order to receive his or her shares, as all unvested restricted stock units are forfeited on the date of termination. In January 2007, the Compensation Committee approved the grant of restricted stock units for 2006 representing a total of 600,000 shares of our common stock to certain key employees, including 10,000 to Mr. McCutcheon and 7,500 to Mr. Gray, as the two members of the named executive officer group who were not with us at the time of our initial public offering and thus did not own a substantial number of shares of our common stock. In 2007, the Compensation Committee did not grant any RSUs. In January 2008, the Compensation Committee determined not to grant any restricted stock units to any employees, and in April 2008, the Compensation Committee granted an aggregate of 592,000 RSUs in connection with the entry of employment agreements with non-senior executive-level employees or as incentive compensation for other employees. No RSUs were granted to any named executive officers in 2008.

Other Compensation. Other benefits we maintain for our officers and other employees include life insurance premiums, long-term disability insurance premiums, health insurance premiums and 401(k) matches under our retirement plan. Named executive officers are provided reimbursement for certain accountable business expenses and receive no perquisites. The Compensation Committee, in its discretion, may revise, amend or add to the officer’s executive benefits and perquisites as it deems it advisable to do so.

Use of Compensation Consultant. In determining compensation of our named executive officers, our Compensation Committee, at times, considers financial industry data provided by a compensation consultant. The Compensation Committee retained Semler Brossy Consulting Group, LLC as its compensation consultant in late 2006 and early 2007 to determine our named executive officer’s 2006 bonuses and in determining to increase salaries in January 2007 to the levels stated above, but did not utilize a compensation consultant at the end of 2007 to determine 2007 or 2008 salaries at the end of 2008 to determine 2008 bonuses and 2009 salaries.

In determining not to retain a compensation consultant to determine 2008 bonuses and 2009 salaries, the Compensation Committee believed that the benefits that would be achieved by retaining a consultant would not outweigh the cost. The Compensation Committee also considered that relatively few changes had taken place in the overall payment structures in the our industry since the Committee received the report of Semler Brossy in early 2007 (and that any changes in payment structures in the financial services industry would not apply to us given the fact that we were not affected by, or exposed to, the types of instruments that caused significant troubles in the financial services industry in late 2008, nor did we receive any federal funds assistance in 2008), and because direct peer group data cannot be collected by Semler Brossy (or any other consultant) due to the nature of our business and the lack of any publicly-reporting peer companies in our business.

The Compensation Committee accordingly based its determinations concerning 2008 compensation on business judgment, its collective experience in the financial industry and the advice it received from its compensation consultant in prior years.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers during 2008. These amounts may not be indicative of amounts to be paid to the named executive officers in future years. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt plans or programs providing for additional benefits if the Compensation Committee determines that doing so is in our and our stockholders’ best interests.

Summary Compensation Table

(a)	(b)	(c)		(d)		(e)		(i)		(j)
Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards (2)		All Other Compensation (3)		Total
Michael LaBranche Chairman, CEO and President (Principal Executive Officer)	2008 2007 2006	$ $ $	750,000 729,167 250,000	$ $ $	4,200,000 1,540,000 750,000		— — —	$ $ $	22,466 20,884 29,628	$ $ $	4,972,466 2,290,051 1,029,628

Jeffrey A. McCutcheon Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2008 2007 2006	$ $ $	350,000 345,833 250,000	$ $ $	450,000 250,000 275,000	$ $	— 49,135 38,181	$ $ $	12,949 12,721 12,659	$ $ $	812,949 657,689 575,840

Alfred O. Hayward, Jr. Executive Vice President and CEO of LaBranche & Co. LLC	2008 2007 2006	$ $ $	600,000 585,417 250,000	$ $ $	1,400,000 550,000 600,000		— — —	$ $ $	17,752 16,989 20,924	$ $ $	2,017,752 1,152,406 870,924

William J. Burke, III Chief Operating Officer	2008 2007 2006	$ $ $	600,000 585,417 250,000	$ $ $	1,025,000 450,000 450,000	$ $	— 14,673 26,176	$ $ $	22,466 20,884 14,324	$ $ $	1,647,466 1,070,974 740,500

Stephen H. Gray General Counsel and Corporate Secretary	2008 2007 2006	$ $ $	300,000 297,917 250,000	$ $ $	350,000 200,000 154,808	$ $	— 43,520 26,678	$ $ $	22,466 20,784 20,481	$ $ $	672,466 562,311 451,967

(1)	The amounts in column (d) reflect bonus amounts earned by fiscal year, as opposed to paid during the year. The 2008 bonus amounts include mid-year bonuses of $1,200,000 for Mr. LaBranche, $175,000 for Mr. McCutcheon, $375,000 for Mr. Hayward, $325,000 for Mr. Burke and $125,000 for Mr. Gray, and end-of-year bonuses of $3,000,000 for Mr. LaBranche, $275,000 for Mr. McCutcheon, $1,025,000 for Mr. Hayward, 700,000 for Mr. Burke and $225,000 for Mr. Gray.

(2)	Column (e) represents the dollar amounts recognized for the 2008 and 2007 fiscal years for the fair value of RSUs granted in those years, as well as prior fiscal years, in accordance with SFAS 123R. For RSUs, fair value is calculated using the closing price of our common stock on the date of grant. For additional information, refer to note 13 of our financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. See the Grants of Plan-Based Awards table below for information on grants awarded in 2007. These amounts reflect our accounting expense, and do not correspond to the actual value that will be realized by the named executives.

(3)	The 2008 amounts include $6,900, $6,900, $6,900, $6,900 and $6,900 of matching contributions under our 401(k) plan, $900, $900, $900, $900 and $900 of premiums paid for long-term disability insurance, $372, $372, $372, $372 and $372 of premiums paid for life and accidental death and dismemberment insurance, and $14,294, $4,777, $9,580, $14,294 and $14,294 of premiums paid for medical and dental insurance for Messrs. LaBranche, McCutcheon, Hayward, Burke and Gray, respectively.

The 2007 amounts include $6750, $6,750, $6,750, $6,750 and $6,750 of matching contributions under our 401(k) plan, $1,329, $1,316, $1,329, $1,329 and $1,229 of premiums paid for long-term disability insurance, $432, $432, $432, $432 and $432 of premiums paid for life and accidental death and dismemberment insurance and $12,373, $4,223, $8,478, $12,373 and $12,373 of premiums paid for medical and dental insurance for Messrs. LaBranche, McCutcheon, Hayward, Burke and Gray, respectively.

The 2006 amounts include $6,600, $6,600, $6,600, $0 and $6,600 of matching contributions under our 401(k) plan, $1,600, $1,526, $1,600, $1,600 and $1,157 of premiums paid for long-term disability insurance, $432, $432, $432, $432 and $432 of premiums paid for life and accidental death and dismemberment insurance and $12,220, $4,039, $12,220, $12,220 and $12,220 of premiums paid for medical and dental insurance for Messrs. LaBranche, McCutcheon, Hayward, Burke and Gray, respectively.

Employment Agreements

As part of the reorganization of our firm from partnership to corporate form in connection with our initial public offering in August 1999, Messrs. LaBranche, Hayward and Burke entered into employment agreements, pledge agreements and agreements regarding noncompetition and other covenants. The material terms of the employment, noncompetition and pledge agreements are described below.

The employment agreement with each of Messrs. LaBranche, Hayward and Burke, which had an initial term of three years and remains in effect until the termination of his employment with us, requires him to devote his entire working time to our business and affairs, contains various restrictive covenants and is terminable on 90 days’ notice by either party.

Messrs. LaBranche, Hayward and Burke also have agreed not to use or disclose confidential information and not to compete with us or solicit our employees or listed companies until 12 months following the termination of their employment with us. Each of their agreements also provides that they will take all actions and do all things reasonably requested by us during a 90-day transition period following termination of employment to maintain the business, goodwill and business relationships in which or with which he was previously involved on our behalf. If any of Messrs. LaBranche, Hayward or Burke breaches the noncompetition or non-solicitation provisions of his agreement before the termination thereof, then he will be liable for liquidated damages in an amount equal to 75% of the aggregate value of the common stock and cash received by him from us in connection with our reorganization from partnership to corporate form in August 1999. The liquidated damages provision is guaranteed by a separate pledge agreement entered into by each of Messrs. LaBranche, Hayward and Burke.

The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt plans or programs providing for additional benefits if the Compensation Committee determines that doing so is in our and our stockholders’ best interests.

Grants of Plan-Based Awards

Equity Incentive Plan. Our Equity Incentive Plan enables us to grant awards over the life of the plan of up to an aggregate of 7,687,500 shares of our common stock. In January of each year or such other times as deemed necessary or appropriate, management recommends to the Compensation Committee awards to certain key employees, which, since 2002, have consisted only of restricted stock units, not options. In January 2007, the Compensation Committee approved the grant of restricted stock units representing 600,000 shares of our common stock to certain key employees, including 10,000 to Mr. McCutcheon and 7,500 to Mr. Gray. In April 2008, the Compensation Committee approved the grant of restricted stock units representing 592,000 shares of our common stock to certain key employees, none of whom were named executive officers. No restricted stock units were granted in 2008 to any of the named executive officers due to the Compensation Committee’s view that RSUs have had little utility in recent years in light of the fact that our stock has had relatively little retention value due to the low prices at which our stock has traded.

Outstanding Equity Awards At Fiscal Year-End; Option Exercises and Stock Vested

The following table sets forth the number of restricted stock units and options held by each of our named executive officers at December 31, 2008. None of our named executive officers exercised any of his options in 2008.

Outstanding Equity Awards At Fiscal Year-End

	OPTION AWARDS				STOCK AWARDS
(a)	(b)	(e)		(f)	(g)	(h)
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Michael LaBranche	500,000 200,000	$ $	14.00 35.00	8/19/09 1/17/12	— —	— —
Jeffrey A. McCutcheon	—		—	—	9,999	$47,895
Alfred O. Hayward, Jr.	100,000 30,000	$ $	14.00 35.00	8/19/09 1/17/12	— —	— —
William J. Burke, III	—		—	—	—	—
Stephen H. Gray	—		—	—	8,333	$39,915

(1)	The number of shares in column (g) represent (a) 3,333 RSUs granted on January 18, 2006 to each of Messrs. McCutcheon and Gray, all of which vested on January 18, 2009, (b) 6,666 RSUs granted on January 18, 2007 to Mr. McCutcheon, of which 3,333 vested on January 18, 2009 and 3,333 will vest on January 18, 2010, and (c) 5,000 RSUs granted on January 18, 2007 to Mr. Gray, of which 2,500 vested on January 18, 2009 and 2,500 will vest on January 18, 2010.

(2)	The amounts in column (h) reflect the dollar value of restricted stock units set forth in column (g), based on the closing price of our common stock on the NYSE on December 31, 2008 of $4.79 per share.

Option exercises and stock vested

During 2008, none of our named executive officers exercised his options. On January 18, 2008, 6,667 of Mr. McCutcheon’s RSUs vested, 5,833 of Mr. Gray’s RSUs vested, and 1,833 of Mr. Burke’s RSUs vested.

Pension Benefits

None of our named executive officers participates in or has an account balance in a qualified or non-qualified defined benefit plan sponsored by us other than the balance he may have with respect to our defined contribution retirement plan under Internal Revenue Code Section 401(k). The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our and our stockholders’ best interests.

Nonqualified Deferred Compensation

None of our named executives participates in or has an account balance in a non-qualified defined contribution plan or other deferred compensation plan maintained by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our and our stockholders’ best interests.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008.

(a)	(b)	(c)	(h)
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Katherine Elizabeth Dietze	$125,000	$52,500	$177,500
Stuart A. Robbins	$100,000	$55,000	$155,000
Donald E. Kiernan	$110,000	$50,000	$160,000
Robert E. Torray	$110,000	$47,500	$157,500

(1)	The amounts in column (c) reflect the dollar value of shares of our common stock granted to each individual for meetings of the board of directors and each committee which each director attended, based on the average closing price per share of our common stock on the NYSE over the five trading-day period up to and including the last day of 2008.

Three independent, or non-management, directors serve as members of our Board of Directors. In 2008, each of our non-employee directors (including Mr. Torray, who left the board of directors in October 2008) received an annual retainer of $100,000 and attendance fees of $2,500 per board meeting and $2,500 per committee meeting attended. The cash retainer is paid in equal quarterly installments following the conclusion of each fiscal quarter. The meeting attendance fees are paid during the first quarter following the end of each fiscal year during which the meetings were attended in shares of our common stock under our Equity Incentive Plan. The Chairs of our Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee also receive an additional annual retainer in the amount of $25,000, $10,000 and $10,000, respectively.

Our employee directors do not receive any compensation (other than their compensation as officers) for serving on our Board of Directors or any committee of our board. Our non-employee directors do not receive any compensation from us other than the retainer and attendance fees described above.

Potential Payments Upon Termination or Change in Control

We have entered into change in control agreements with Jeffrey A. McCutcheon, our Senior Vice President and Chief Financial Officer, and Stephen H. Gray, our General Counsel and Corporate Secretary. Each of these change in control agreements has a term that commenced on September 18, 2007, and will end upon the expiration of a 12-month period following the occurrence of a change in control (as defined in the change in control agreements).

Under these change in control agreements, in the event of a qualifying termination (as defined in the change in control agreements) prior to the 12-month period after a change of control, each of these two executives would become immediately entitled to the following benefits:

(a)	a lump-sum cash payment, payable within 10 business days after the date of a qualifying termination, in an amount equal to the sum of (i) the executive’s annual base salary in effect immediately prior to the change in control or the date of the executive’s termination of employment, whichever is greater, and (ii) the annual cash bonus paid to the executive for the calendar year immediately preceding the year in which the executive’s employment with us is terminated or the aggregate cash bonus paid to the executive during the 12-month period immediately preceding the termination date of the executive’s employment with us, whichever is greater;

(b)	the executive and his family will receive continuation of group health plan benefits (including all life insurance, health, accident and liability plans and programs) to which the executive was entitled to participate in immediately prior to a qualifying termination to the extent authorized by, and consistent with, COBRA until the earlier of (i) the 12-month period following the date of a qualifying termination and (ii) the executive’s employment with a new employer, with the cost of the regular premium for such benefits shared in the same relative proportion by us and the executive as in effect on the date of termination; and

(c)	reimbursement by us for reasonable legal fees incurred in seeking to obtain or enforce in good faith any right or benefit provided by the change in control agreement in the event that the executive substantially prevails in such dispute, up to a maximum of $50,000.

In order to obtain the benefits provided under the change in control agreements, each executive must first execute a release of claims with us that includes a waiver and release of any and all claims he may have against us. As of December 31, 2008, the change of control payments Messrs. McCutcheon and Gray would have received in the event of a change of control would have been $800,000 and $650,000, respectively, as well as 12 months of premiums for COBRA health insurance coverage of approximately $6,789 and $20,718, respectively.

None of Messrs. LaBranche, Hayward or Burke have any agreements relating to or requiring potential severance payments upon termination or payments upon a change in control due to their large relative ownership of our outstanding stock. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Indemnification of Officers and Directors

Our Certificate of Incorporation, bylaws and indemnification agreements with certain of our directors and executive officers executed in connection with our initial public offering provide for indemnification and advancement of legal expenses for our directors and officers in connection with claims against them.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference. This report shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into the Company’s Annual Report on Form 10-K for 2008 and included in this Proxy Statement.

April 8, 2009	Compensation Committee Members

Stuart M. Robbins (Chair)

Katherine Elizabeth Dietze

Donald E. Kiernan

REPORT OF OUR AUDIT COMMITTEE

The Audit Committee reviews, acts on and reports to the Board of Directors of LaBranche & Co Inc. (the “Company”) with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. The Audit Committee has the authority and direct responsibility to select, evaluate, determine the compensation of, oversee, and, where appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee also has the authority to resolve disagreements between management of the Company and its independent registered public accounting firm. The Audit Committee reviews and discusses its charter at least annually in order to determine whether appropriate changes and/or additions need to be made to update and enhance the Company’s auditing procedures and standards. The Board of Directors of the Company has determined that each member of the Audit Committee is “non-management” and “independent” as defined by the rules promulgated by the SEC and the listing standards of the NYSE.

On August 12, 2008, the Company, at the direction of the Audit Committee, dismissed KPMG LLP as its independent registered public accounting firm, for economic reasons, following an analysis conducted by the Company at the request of the Audit Committee. Members of the Audit Committee participated in reviews and interviews of candidates to replace KPMG LLP. Effective as of KPMG LLP’s termination date, the Company appointed Rothstein, Kass & Company, P.C. to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2008.

Rothstein, Kass & Company, P.C., the Company’s independent registered public accounting firm since August 12, 2008, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Rothstein, Kass & Company, P.C. is also required to express an opinion on the effectiveness of the Company’s internal control over financial reporting.

In accordance with the Audit Committee charter, the Audit Committee assists the Company’s Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing, taxation and financial reporting practices. During the year ended December 31, 2008, the Audit Committee met nine times. The Audit Committee also held executive sessions throughout 2008 with officers of the Company, KPMG LLP (until they were replaced by the Audit Committee in August 2008 with Rothstein, Kass & Company, P.C.), Rothstein, Kass & Company, P.C. (since August 2008) and counsel, as the Audit Committee deemed appropriate.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from KPMG LLP a formal written statement describing all relationships between KPMG and the Company that may have borne on KPMG’s independence and also obtained from Rothstein, Kass & Company, P.C. a formal written statement describing all relationships between Rothstein, Kass & Company, P.C. and the Company that might bear on Rothstein, Kass & Company, P.C.’s independence . The Compensation Committee also discussed with KPMG LLP and Rothstein, Kass & Company, P.C. any relationships that may impact their respective objectivity and independence, and satisfied itself as to KPMG’s and Rothstein, Kass & Company, P.C.’s independence in connection with their provision of audit services to the Company.

During 2008, the Audit Committee devoted substantial attention to, among other things, the replacement of KPMG LLP with Rothstein, Kass & Company, P.C. in August 2008, the audit plans, audit scope and identification of audit risks by the Company’s internal auditors and KPMG LLP (until August 2008), and Rothstein, Kass & Company, P.C. (since August 2008) and the review of quarterly financial statements and earnings releases, and discussed the interim financial information contained in each of the Company’s quarterly earnings announcements, the relationship between the Company’s debt obligations and its liquidity and capital resources, audit-related matters and tax-related issues, regulatory investigations and inquiries, internal audit plans and internal audit reports, litigation and other legal and regulatory proceedings facing the Company and its subsidiaries.

Throughout 2008, the Audit Committee also oversaw management’s completion of the documentation, testing and evaluation of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviewed the Company’s assessments, testing and evaluations of its internal control over financial reporting, provided oversight and advice to management during the process and received and discussed updates from management and either KPMG LLP (until August 2008) or Rothstein, Kass & Company, P.C. (since August 2008), at each regularly scheduled Audit Committee meeting concerning testing of operating effectiveness. Additionally, the Chairman of the Audit Committee received and discussed updates from management concerning testing of operating effectiveness between meetings of the full Audit Committee. At the conclusion of the process, management of the Company provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management on internal control over financial reporting contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 16, 2009. The Audit Committee met with Rothstein, Kass & Company, P.C. prior to the filing of the Company’s 2008 Annual Report on Form 10-K and reviewed Rothstein, Kass & Company, P.C.’s Report of Independent Registered Public Accounting Firm included in the Company’s 2008 Annual Report on Form 10-K related to (i) its audit of the consolidated financial statements of the Company and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the annual evaluation in 2008.

The Audit Committee discussed and reviewed with Rothstein, Kass & Company, P.C. all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended—”Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s audit of the Company’s consolidated financial statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

April 8, 2009	Audit Committee Members

Katherine Elizabeth Dietze (Chair)

Donald E. Kiernan

Stuart M. Robbins

PROPOSAL NO. 2—RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our stockholders will be asked to ratify our appointment of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2009. KPMG LLP audited our consolidated financial statements as of and for the fiscal year ended December 31, 2007, but KPMG LLP was replaced by Rothstein, Kass & Company, P.C., for economic reasons, by our Audit Committee in August 2008, as described more fully below. A representative of Rothstein, Kass & Company, P.C. is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

Our organizational documents do not require that our stockholders ratify the appointment of our independent registered public accounting firm. We are doing so (as we have done in prior years) because we believe it is a matter of good corporate practice. If our stockholders do not ratify our appointment of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm, our Audit Committee will reconsider whether or not to retain Rothstein, Kass & Company, P.C., but still may retain them. Even if the selection is ratified by our stockholders, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Change in Independent Registered Public Accounting Firm.

On August 12, 2008, the Company, at the direction of the Audit Committee, dismissed KPMG LLP as its independent registered public accounting firm for economic reasons. Effective as of that date, the Company appointed Rothstein, Kass & Company, P.C. to serve as our independent registered public accounting firm for the year ended December 31, 2008.

The audit reports of KPMG on our consolidated financial statements and its subsidiaries as of and for the years ended December 31, 2007 and 2006, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of our internal control over financial reporting as of December 31, 2007 and on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2007 and through the date of our annual report on Form 10-K for the year ended December 31, 2008, there were: (i) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in its report; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. We provided KPMG with a copy of the disclosures and requested that KPMG furnish us with a letter addressed to the SEC stating whether KPMG agrees with the foregoing statements and, if not, stating the respects in which it does not agree with such statements. A copy of KPMG’s letter to the SEC, dated August 18, 2008, stating whether it agrees with the above statements was attached to a current report on Form 8-K , which we filed on August 18, 2008.

During each of our two most recent fiscal years and the subsequent interim period through the date of our Annual Report on Form 10-K for the year ended December 31, 2008, we did not consult Rothstein, Kass & Company, P.C. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

The following table sets forth the fees we billed for audit, audit-related, tax and other services provided by KPMG LLP and Rothstein, Kass & Company, P.C. to us during each of the last two fiscal years. Numbers for 2007 in the table below have been conformed to the 2008 fiscal year presentation. There were no fees generated by Rothstein, Kass & Company, P.C. during 2007.

	2008	2007
KPMG LLP
Audit fees	$456,809	$1,477,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Rothstein, Kass & Company, P.C.
Audit fees	$420,000	$—
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Audit fees included the annual audit of our financial statements included in our Annual Report on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q during each fiscal year and other services directly related to the audit and review of our financial statements. These services included audits of certain consolidated subsidiaries and reviews of compliance with our debt covenants in connection with the audit.

Our Audit Committee has determined that the services described above that were rendered by KPMG LLP and Rothstein, Kass & Company, P.C. were compatible with the maintenance of its independence from our management.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. The Audit Committee also pre-approves any additional audit services and permissible non-audit services. All fees and expenses set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of our common stock is required for the ratification of our appointment of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm. Abstentions will have the practical effect of a vote against this proposal. Broker non-votes are not treated as a “vote” for or against this proposal and thus will not have any impact on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN OUR AND OUR STOCKHOLDERS’ BEST INTERESTS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions. We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We obtain information from the directors and executive officers with respect to real and potential related person transactions and determine, based on the facts and circumstances, whether we or the related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our board of directors reviews and approves any related person transaction (without the vote of any member who would be deemed the related party) that is required to be disclosed. In the course of its review and approval or ratification of a related person transaction, our board of directors considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company; and

•	any other matters deemed appropriate.

We were not a party to any transactions in 2008 that would required disclosure in this proxy statement pursuant to SEC Regulation S-K Item 404 (a).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than ten percent of our outstanding common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2008 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

STOCKHOLDER PROPOSALS

To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in our proxy statement, proxy card, and presentation at our 2010 Annual Meeting of Stockholders (currently expected to be held on May 18, 2010), a proper stockholder proposal must be received by us at our principal offices no later than November 30, 2009. For a proper stockholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at our 2010 Annual Meeting, timely notice thereof must be received by us not less than 60 days nor more than 90 days before the date of the meeting (for a May 18, 2010 meeting, the date on which we anticipate holding the 2010 Annual Meeting, notice is required no earlier than February 17, 2010 and no later than March 19, 2010). If the date of the 2010 Annual Meeting is changed, the dates set forth above will change.

OTHER BUSINESS

Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

STEPHEN H. GRAY

Secretary

Dated: April 8, 2009

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: LaBRANCHE & CO INC., ATTENTION: SECRETARY, 33 WHITEHALL STREET, 7TH FLOOR, NEW YORK, NEW YORK 10004.

LaBRANCHE & CO INC. 33 WHITEHALL STREET NEW YORK, NY 10004

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by LaBranche & Co Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to LaBranche & Co Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12206	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

LaBRANCHE & CO INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Directors	☐	☐	☐

Proposal No. 1.	ELECTION OF CLASS I DIRECTORS:
01) George M.L. LaBranche, IV 02) Alfred O. Hayward, Jr.

Vote On Proposal				For	Against	Abstain
Proposal No. 2.	Proposal to ratify the appointment of Rothstein, Kass & Company, P.C. as LaBranche’s independent registered public accounting firm for the year ending December 31, 2009.			☐	☐	☐
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.
Signature(s) In Box
Important: Please sign exactly as name appears on this card. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark here for address change or comments. SEE REVERSE SIDE.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHINBOX]	Date	Signature(Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement/Annual Report Combo is available at www.proxyvote.com.

M12207

LaBRANCHE & CO INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2009

George M.L. (Michael) LaBranche, IV and Alfred O. Hayward, Jr., and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of LaBranche & Co Inc. held of record by the undersigned on March 20, 2009 at the Annual Meeting of Stockholders to be held at 9:00 a.m. (New York time) on May 19, 2009, at the Down Town Association, 60 Pine Street, New York, NY 10005, and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.
The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)